        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                            -----------------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                            -----------------------------
                               BIOCIRCUITS CORPORATION
                (Exact name of Registrant as specified in its charter)

               DELAWARE                              ----                            94-3060271
     (State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer Identification
    incorporation or organization)        Classification Code Number)                 Number)


                                ---------------------

                               1324 CHESAPEAKE TERRACE
                             SUNNYVALE, CALIFORNIA 94089
                                    (408) 745-1961
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------------

                                    JOHN B. KAISER
                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               1324 CHESAPEAKE TERRACE
                             SUNNYVALE, CALIFORNIA 94089
                                    (408) 745-1961
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                ---------------------

                                       COPY TO:

                              DEBORAH A. MARSHALL, ESQ.
                                  COOLEY GODWARD LLP
                                FIVE PALO ALTO SQUARE
                                 3000 EL CAMINO REAL
                               PALO ALTO, CA 94306-2155
                                    (415) 843-5000

                                ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                ---------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                ---------------------
                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF         AMOUNT TO BE     PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED      REGISTERED        PRICE PER SHARE (2)           OFFERING PRICE (2)           REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock                    2,896,226             $0.9375                      $2,715,211.88                 $822.79
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


(1) Includes all shares of Common Stock issuable upon exercise of warrants issued on April 15, 1997 pursuant to a private placement.
(2) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on April 23, 1997.

                             ----------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                               BIOCIRCUITS CORPORATION


Cross Reference Sheet pursuant to Item 501(b) of Regulation S-K showing location in prospectus of information required by Items of Form S-3

Cross Reference Sheet showing the location in the Prospectus of the Items on Form S-3


       FORM S-3 ITEM AND CAPTION                         LOCATION IN PROSPECTUS
1.   Forepart of Registration Statement and
     Outside Cover Page of Prospectus . . . . . . . . .Outside Front Cover Page

2.   Inside Front and Outside Back                Inside Front and Outside Back
     Cover Pages of Prospectus. . . . . . . . . . . . . . . . . . . Cover Pages

3.   Summary Information, Risk Factors and
     Ratio of Earnings to Fixed Charges . . . . . . . The Company; Risk Factors

4.   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . Use of Proceeds

5.   Determination of Offering Price. . . . . . . . . . . . . . . . . . . . . *

6.   Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . *

7.   Selling Security Holders . . . . . . . . . . . . . Selling Securityholders

                                                      Outside Front Cover Page;
8.   Plan of Distribution . . . . . . . . . . . . . . . . .Plan of Distribution

9.   Description of Securities to Be Registered . . . . . . . . . . . . . . . *

10.  Interests of Named Experts and Counsel . . . . . . . . . . . . . . . . . *

11.  Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . *

12.  Incorporation of Certain Information
     by Reference. . . . . . . . . . . . . . . . . . .  Inside Front Cover Page

13.  Disclosure of Commission Position on
     Indemnification for Securities Act Liabilities . . . . . . . . . . . . . *



-------------------
*   Such item is inapplicable or the answer thereto is in the negative.

                                      PROSPECTUS

                                   2,896,226 SHARES

                               BIOCIRCUITS CORPORATION

                                  -----------------

                                     COMMON STOCK

                                  -----------------

    This Prospectus relates to a total of 2,896,226 shares of Common Stock (the "Shares"), with a par value of $0.001 (the "Common Stock"), (i) 531,250 of which were issued by Biocircuits Corporation ("the Company") on April 15, 1997 pursuant to a private placement (the "Common Stock Financing"), (ii) 1,157,488 of which were issued by the Company on April 15, 1997 pursuant to a private placement of units consisting of one share of Common Stock and one warrant to purchase one share of Common Stock (the "Units Financing"), (iii) 1,157,488 of which are issuable upon exercise of warrants issued pursuant to the Units Financing (the "Financing Warrants"), and (iv) 50,000 of which are issuable upon exercise of one Common Stock warrant issued in connection with a manufacturing arrangement (the "KMC Warrant"). The Financing Warrants and the KMC Warrant are collectively referred to herein as the "Warrants."

    The Shares may be offered by the Selling Securityholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

    The Company will receive all of the proceeds from the exercise of the Warrants but will not receive any proceeds from the sale of the shares of Common Stock by the Selling Securityholders hereof. See "Plan of
Distribution."

    The Selling Securityholders, directly or through agents, dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale. The Company's Common Stock is traded on the Nasdaq National Market under the symbol BIOC. The last reported sales price on the Company's Common Stock on the Nasdaq National Market on April 23, 1997 was $0.9375 per share.

                                  -----------------
               THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                            SEE "RISK FACTORS" ON PAGE 5.

                                  -----------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                  OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.

    No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $20,822.79. The aggregate proceeds to the Selling Securityholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

    The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

                   The date of this Prospectus is April 29, 1997.

    No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

                                AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any document or contract may be incomplete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following document filed by the Company with the Commission pursuant to the Exchange Act is by this reference incorporated in and made a part of this Prospectus: The Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on April 15, 1997, including all matters incorporated by reference therein.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon a written or oral request to Biocircuits Corporation, Attention: John B. Kaiser, President and Chief Executive Officer, 1324 Chesapeake Terrace, Sunnyvale, California, 94089, telephone number (408) 745-1961.

                                          2.

--------------------------------------------------------------------------------

                                     THE COMPANY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

    Biocircuits was founded in 1989 to develop new immunodiagnostic testing systems. Immunodiagnostic tests, or "assays," are performed on samples of bodily fluids to diagnose a variety of infectious diseases and other conditions, such as endocrine dysfunctions, and to conduct therapeutic drug monitoring. Immunodiagnostic tests utilize biological reagents, such as antibodies, and an instrument to detect the presence of a substance of interest, or "analyte," such as a virus or hormone.

    The Company's IOS point-of-care immunodiagnostic testing system consists of a compact, inexpensive instrument and disposable test cartridges that can be operated by a user with no special skills or training. The system enables users to perform tests at many locations, including physicians' offices, ambulatory clinics and small clinical laboratories. In the first quarter of 1996, the Company began marketing its IOS system with cartridges capable of performing T4 and T Uptake tests, two of the most commonly requested immunodiagnostic tests for assessing thyroid function. In September 1996, the Company announced clearance from the United States Food and Drug Administration (the "FDA") to market a qualitative serum pregnancy assay, a test designed to allow physicians to perform this common pregnancy test in their offices during the patient visit where they can provide more immediate pre-natal care to patients. In December 1996, the Company announced FDA clearance to market a quantitative hCG assay, a test to track the progress of early pregnancies. Also in December 1996, the Company launched its Thyroid Stimulating Hormone ("TSH") assay on a second generation cartridge. The TSH assay is a test to assess thyroid function. The second generation cartridge will be required for the market launch of all new assays. In addition, existing assays will be converted to the new cartridge in the near future.

    Biocircuits is currently developing three additional assays: a prostate specific antigen ("PSA") test for management of prostate cancer patients, a Digoxin test for monitoring the therapeutic usage of this drug in the treatment of heart disease and a Free T4 test for diagnosing true clinical thyroid status. The Company plans to continue to develop additional immunodiagnostic assays commonly requested by office-based physicians.

    The Company believes that its IOS system is the first low-cost, commercially available product which permits a physician to perform immunodiagnostic tests at the point of patient care. Performing tests with current immunodiagnostic testing systems is time consuming, expensive and requires multiple steps and skilled technicians. The Company believes that the IOS system reduces the cost of immunodiagnostic testing by providing test results more rapidly than other current testing procedures.

    Biocircuits is targeting the approximately 41,000 small- to medium-sized physician office practices and free-standing alternate site laboratories which are licensed under the Clinical Laboratories Improvement Act of 1967 and Amendments of 1988 ("CLIA") for high or moderate complexity testing. Most of these sites do not currently have an immunodiagnostic testing capability. The IOS system is approved for moderately complex testing.

    To perform a test, the operator inserts the test cartridge into the IOS instrument, which then reads the relevant assay information contained on the cartridge's bar code. The cartridge is then partially released from the instrument, enabling the operator to place the specimen (blood, urine or other samples) into one to two wells in the cartridge, depending on the test. The sample automatically flows to the test zone, where it produces a signal that the instrument uses to determine the test results. The IOS instrument provides a liquid crystal display and a printed output in approximately 20 to 35 minutes, with the time varying by test. Receiving results within this time frame enables the doctor to make a treatment decision before the patient leaves the office, facilitating earlier treatment and obviating the need for an additional visit or telephone call.

    Biocircuits has developed significant knowledge about lipid/polymer biomaterials in the past eight years that the Company believes could be useful in other diagnostic system applications. In August 1995, Biocircuits entered into an agreement with Beckman Instruments, Inc. ("Beckman") and received $3,500,000 in the form of convertible debt (the "Note") in exchange for granting Beckman options for licensing and marketing rights to certain testing applications using the Company's lipid-polymer technology. Pursuant to the terms of the agreement, Biocircuits completed a feasibility study in August 1996. Because Beckman subsequently elected not to exercise its development license option, Biocircuits regained full rights to the lipid-polymer technology in December 1996, including all improvements made during the feasibility study. In connection with the decision, Beckman also elected to convert the Note into the Company's Common Stock and a warrant to purchase the Company's Common Stock.

--------------------------------------------------------------------------------

                                          3.

--------------------------------------------------------------------------------

                                     THE OFFERING

Shares offered. . . . . . . . . . . .  Up to 2,896,226 shares, all of which are being offered by the Selling
                                       Securityholders.(1)

Common Stock outstanding after
the offering. . . . . . . . . . . . .  14,600,334 shares.(2)

Use of Proceeds . . . . . . . . . . .  The net proceeds received by the Company from the exercise of the Warrants will
                                       be considered uncommitted funds that may be used by the Company for general corporate purposes, including sales and marketing and research and development. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders.

Nasdaq Symbol . . . . . . . . . . . .  BIOC.

(1)  Includes (i) 531,250 shares issued pursuant to the Common Stock Financing,
     (ii) 1,157,488 shares issued pursuant to the Units Financing,
     (iii) 1,157,488 shares issuable upon exercise of the Financing Warrants, and (iv) 50,000 shares issuable upon exercise of the KMC Warrant.
(2) Assumes the exercise of all of the Warrants and the sale of all of the Shares.

Biocircuits Corporation and IOS are registered trademarks of the Company.













--------------------------------------------------------------------------------

                                          4.

                                     RISK FACTORS

     THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE SHARES OFFERED HEREBY.

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; MAINTENANCE OF NASDAQ LISTING

     Obtaining additional funds will be critical to the Company's ability to maintain operations during 1997. The Company will therefore continue to seek funding from various equity financing sources. Raising additional funds from public or private sources will result in significant dilution to then existing shareholders. If adequate funding is not available on a timely basis, the Company will be required to curtail its operations significantly or to cease operations. There can be no assurance that the Company will be successful in obtaining additional financing during 1997.

     On April 15, 1997, the Company closed the first tranche in two private placements in which the Company sold its Common Stock and issued warrants to purchase common stock (defined hereinafter as the "April 1997 Financings"). The private placements will consist of three tranches, the first of which resulted in gross proceeds of approximately $1.7 million to the Company. With these funds, the Company believes its cash resources will be adequate to satisfy its requirements until the end of the second quarter of 1997. The second tranche could result in gross proceeds to the Company of approximately $5.5 million in July 1997, and is conditional upon the achievement by the Company of certain milestones for the second quarter of 1997 and approval by the Company's stockholders at the 1997 Annual Meeting of the Stockholders.
If the Company receives funding from the second tranche, the Company believes its cash resources will be adequate to satisfy its requirements into the second quarter of 1998. The third tranche could result in gross proceeds to the Company of approximately $0.8 million in January 1998, and is conditional upon the achievement by the Company of certain milestones by year end 1997 and approval by the Company's stockholders at the 1997 Annual Meeting of the Stockholders. If the Company receives funding from the third tranche, the Company believes its cash resources will be adequate to satisfy its requirements into the third quarter of 1998. The exercise of all warrants issued and to be issued in the second tranche of the April Financings is contingent upon approval by the Company's stockholders at the 1997 Annual Meeting of the Stockholders. There can be no assurance that the Company will achieve the milestones necessary to receive funding from either the second or third tranches.

     The Company believes that maintaining its listing on the Nasdaq National Market ("Nasdaq") is central to its ability to raise additional funds as well as to provide liquidity to investors. The conversion of the Beckman Note resulted in the Company meeting Nasdaq listing requirements at year end 1996. The Company failed temporarily to meet Nasdaq listing requirements at the end of the first quarter of 1997. However, the proceeds from the first tranche of the April 1997 Financings will allow the Company to meet Nasdaq listing requirements, on a proforma basis, for the first quarter of 1997. The Company also expects not to be in compliance with Nasdaq listing requirements at the end of the second quarter of 1997. However, if the Company receives proceeds from the second tranche of the April 1997 Financings in July 1997, the Company believes it would meet Nasdaq listing requirements, on a proforma basis, for the second quarter of 1997. In addition, the Company believes the receipt of proceeds from the second tranche of the April 1997 Financings would result in it meeting Nasdaq listing requirements through year end 1997. If the Company receives proceeds from the third tranche of the April 1997 Financings, the Company believes it will meet Nasdaq listing requirements through the first quarter of 1998. Thereafter, the Company will be required to generate sufficient revenue or raise additional capital to maintain Nasdaq listing requirements.

     The Company believes its cash requirements may increase in future periods due to higher expenses. The Company expects to incur substantial additional costs, including costs related to ongoing research and development activities, either alone or in collaboration with strategic partners, clinical trials, expansion of manufacturing, research and development and administrative facilities, development of manufacturing capabilities, obtaining regulatory


                                          5.

approvals and establishing sales, marketing and distribution capabilities. The Company's long-term capital requirements will depend on numerous factors, including the progress of the Company's research and product development, the timing and cost of obtaining regulatory approvals, the costs associated with patents and other intellectual property rights, the levels of resources devoted to the development of manufacturing and marketing capabilities and potential collaborative partnerships. The Company may also seek additional funding through collaborative relationships and the acquisition of capital equipment, including lease financing, if available on attractive terms. The Company also may attempt to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish rights to certain of its technologies, products or marketing territories in exchange for funding. If adequate funds are not available from these sources, the Company may be required to curtail its operations significantly. No assurance can be given that any additional financing will be available, or, if available, that it will be available on acceptable terms.

NEED TO RETAIN AND ATTRACT KEY EMPLOYEES

     The Company is highly dependent upon the principal members of its management and scientific staff and key individuals in all areas of the Company. Although the Company believes it has retained sufficient employees to achieve its near-term business objectives after its reduction in force on April 3, 1997, there can be no assurance that the loss of services of such employees might not impede the achievement of the Company's business objectives. Furthermore, there can be no assurance that the reduction in force will not adversely affect the Company's ability to retain its remaining employees. The Company has implemented certain programs which it believes will help in retaining key employees. The Company faces competition for qualified individuals from numerous manufacturers of medical products and other high technology products, as well as universities and academic institutions. There can be no assurance that the Company will be able to attract new qualified personnel on acceptable terms.

DEVELOPMENT STAGE COMPANY; PRODUCTS UNDER DEVELOPMENT

     Biocircuits was founded in 1989 and is a development stage company. To achieve profitable operations, the Company, alone or with others, must, among other things, successfully develop, obtain regulatory approval for, manufacture, introduce and market its current and potential products. The time frame necessary to develop the Company's products is uncertain. The Company has experienced delays in the scheduled completion of its IOS point-of-care instrument and test cartridges, and there can be no assurance that further product development delays will not occur in the future.

     The Company's first sale and shipment of its IOS system, with cartridges capable of performing T4 and T Uptake tests, occurred in March 1996. Certain design changes to the IOS instrument were required since the first sale and shipment of the IOS system. In April 1996, problems in some of the instrument circuitry and software required certain parts and software modifications. Further product shipments were suspended at that time while the problems were diagnosed and corrected. All changes were validated and documented, and shipments to distributors were resumed in the middle of June. In addition, all instruments previously shipped to customers were retrofitted. In September 1996, the Company received FDA clearance to market a qualitative serum pregnancy assay. The Company received clearance from the FDA for a TSH assay in November 1996 and a quantitative hCG assay in December 1996. During 1996, the Company developed an improved second generation cartridge for its new assays as well as existing assays. In December 1996, the Company launched its TSH assay on the second generation cartridge. In March 1997, the Company began shipping the T4 and T Uptake tests on the second generation cartridge. The second generation cartridge will be required for the market launch of all future assays. Biocircuits is currently developing three additional assays: a prostate specific antigen ("PSA") test for management of prostate cancer patients, a Digoxin test for monitoring the therapeutic usage of this drug in the treatment of heart disease and a Free T4 test for diagnosing true clinical thyroid status. The Company does not expect to realize any significant revenue until at least 1998.

     There can be no assurance that the IOS point-of-care system and tests will perform reliably and in accordance with the Company's specifications, that additional design changes may not be required in the future, that the Company will be able to develop successfully or obtain regulatory clearance for additional tests or any other future products, that the reduction in assay development employees will not result in further delays in developing those tests, that the second generation cartridge will perform as planned, that any of the Company's products can be manufactured in

                                          6.

sufficient quantity, at acceptable cost and with appropriate quality, or that any products, if and when approved, can be successfully marketed. Failure to meet one or more of these challenges could have a material adverse effect on the Company.

UNCERTAIN MARKET ACCEPTANCE OF POINT-OF CARE PRODUCT

     Substantially all immunodiagnostic testing currently is performed at large clinical laboratories rather than point-of-care sites. There can be no assurance that the Company will be successful in developing and penetrating the point-of-care market for immunodiagnostic testing. The Company currently employs nine sales representatives to develop its relationships with distributors which supply a substantial portion of medical and test products. The Company believes it must expand its sales force to between 12 and 20 sales representatives and further develop its relationships with distributors which currently supply a substantial portion of medical and test products to physicians. Due to its limited cash resources, the Company is uncertain when or if it will be able to attain a sales force of at least 12 sales representatives. The selling process typically requires the Company's sales force to work closely with distributors, generate qualified physician leads and perform demonstrations for the IOS system in physicians' offices. The selling process can be time-consuming and there can be no assurance that the Company will be successful in marketing the IOS system, that the rate of sales growth will meet expectations or that the marketing programs of the Company will achieve the desired results. To date, the number of instrument sales to distributors and placements in physicians' offices have been, and continue to be, significantly less than the Company's expectations. The Company believes that if instrument sales continue to be below expectations, the Company's revenue and financial performance will be materially adversely affected. Certain design changes to the IOS instrument were required since the first sale and shipment of the IOS system. In April 1996, problems in some of the instrument circuitry and software required certain parts and software modifications. Further product shipments were suspended at that time while the problems were diagnosed and corrected. All changes were validated and documented, and shipments to distributors were resumed in the middle of June 1996. In addition, all instruments previously shipped to customers were retrofitted. The requirements to make certain design changes to the instrument and the suspension of product shipments had an adverse impact on 1996 revenue and overall financial performance. There can be no assurance that additional design changes may not be required in the future or that the system performance will be reliable over time.

     In general, market acceptance of the Company's initial point-of-care system will depend upon the Company's ability to demonstrate the accuracy and value of its system and to persuade physicians to perform the Company's initial tests in their own facilities rather than send those tests to clinical laboratories. More specifically, in order for the Company to have success in penetrating the point-of-care immunodiagnostic market and to achieve significant sales of IOS systems and test cartridges, the Company believes it will need to expand its menu of tests. The Company believes that TSH, along with the Company's additional products in development, are test key elements in penetrating the physicians' office market. There can be no assurance that the TSH test will have the desired impact in increasing the market acceptance of the Company's IOS system.

HISTORY OF LOSSES; EXPECTATION OF FUTURE LOSSES

     At December 31, 1996, the Company's accumulated deficit was approximately $51.5 million. Biocircuits expects to incur additional losses over the next several years. The Company expects that currently available funds will be used primarily for sales and marketing programs for its IOS point-of-care system and development of additional tests for the IOS point-of-care system. The losses may vary from period to period, including from quarter to quarter, and may increase, due to the uncertainty of whether the sales and marketing programs of the Company will achieve the desired results. Accordingly, the Company believes that quarter-to-quarter results are not a useful indicator of the Company's performance. There can be no assurance that any products will be manufactured or marketed successfully, or that profitability will ever be achieved.

RISK OF PRODUCT LIABILITY; POSSIBLE UNAVAILABILITY OF INSURANCE

     Testing, manufacturing and marketing of the Company's potential products will entail risk of product liability. The Company currently has product liability insurance. However, there can be no assurance that the Company will be able to maintain such insurance at a reasonable cost or in sufficient amounts to protect the Company against losses

                                          7.

due to product liability. An inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of the Company's products. In addition, a product liability claim or recall could have a material adverse effect on the business or financial condition of Biocircuits.

HAZARDOUS MATERIALS

     The Company's research and development involves the controlled use of hazardous materials and chemicals. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated.
In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

     The Board of Directors has authority to issue up to 10,000,000 shares of Preferred Stock, in addition to the 30,000,000 designated shares of Series A Preferred Stock, of which 12,455,137 were outstanding on December 31, 1996, and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the outstanding Series A Preferred Stock and any other Preferred Stock that may be issued in the future. The outstanding Series A Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Furthermore, certain provisions of the Company's Amended and Restated Certificate of Incorporation, such as a classified Board of Directors, its Amended and Restated Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock, like that of the common stock of many other medical device and other high technology companies, has been highly volatile. Factors such as delays in obtaining FDA approval for the IOS point-of-care system, fluctuations in the Company's actual or anticipated operating results, announcements of technological innovations or new commercial products by the Company or its competitors, governmental regulation, changes in the current structure of the health care financing and payment systems in the United States, developments in or disputes regarding patent or other proprietary rights, economic and other external factors and general market conditions may have a significant effect on the market price of the Common Stock.

CONCENTRATION OF SHARE OWNERSHIP

     Based upon the shares owned and outstanding as of March 15, 1997, the Company's officers, directors and 5% stockholders of the Company as a group beneficially owned approximately 59.06% of the Company's outstanding Common Stock (on an as-converted basis) and, after giving effect to the issuance of common stock in the April 1997 Financings, such stockholders beneficially owned 65.4% of the Company's Common Stock, on an as-converted basis. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

                                     THE COMPANY

     Biocircuits Corporation was incorporated in Delaware in March 1989. The Company's executive offices are located at 1324 Chesapeake Terrace, Sunnyvale, California 94089, and its telephone number is (408) 745-1961.

                                   USE OF PROCEEDS



                                          8.

     The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders. The net proceeds received by the Company from the exercise of the Warrants will be considered uncommitted funds that may be used by the Company for general corporate purposes, including sales and marketing and research and development.

                                   DIVIDEND POLICY

     The Company has never paid cash dividends. The Company's Board of Directors currently intends to retain any earnings for use in the Company's business and does not anticipate paying any cash dividends in the foreseeable future.




                                          9.

                               SELLING SECURITYHOLDERS

     The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock (on an as-converted basis) beneficially owned by each Selling Securityholder prior to this offering, the number of shares of Common Stock being offered for the account of each Selling Securityholder and the number and percentage of Common Stock to be owned by each Selling Securityholder after completion of this offering. This information is based upon information provided by the Selling Securityholders. Because the Selling Securityholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Securityholders after such offering can be provided.


                                               SHARES BENEFICIALLY                               SHARES BENEFICIALLY
                                                OWNED PRIOR TO                                      OWNED AFTER
                                                   OFFERING(1)                                     OFFERING(1)(3)
                                         ------------------------------                     ----------------------------
                                                                            SHARES BEING
   SELLING SECURITYHOLDER                  NUMBER           PERCENT(2)       OFFERED(2)       NUMBER         PERCENT(4)
   ----------------------                  ------           ----------       ----------       ------         ----------
Entities affiliated with
  The Sprout Group(5)                   2,559,233             20.84%           425,000     2,134,233           13.87%

Entities affiliated with
  Special Situations Fund III,
  L.P.(6)                               1,445,001             13.12%         1,062,500       382,501            2.81%

H&Q Biocircuits Investors,
  L.P.(7)                                 932,192              8.88%           425,000       507,192            3.79%

Entities affiliated with
  Sanderling(8)                           896,408              8.61%           255,000       641,408            4.79%

Cove Investments Limited
  Partnership(9)                          459,590              4.44%           141,950       317,640            2.37%

KMC Instruments, Inc.(10)                 300,000              2.84%            50,000       250,000            1.83%

Entities affiliated with
  J.F. Shea(11)                           274,581              2.67%            42,500       232,081            1.73%

Kaiser Survivor Trust(12)                 222,144              2.14%            42,500       179,644            1.33%

Porter Partners, L.P.(13)                 172,500              1.66%            85,000        87,500            *

Glenbrook Partners, L.P.(14)              141,760              1.37%            54,400        83,360            *

Rogers Family Trust(16)                   112,349              1.09%            42,500        69,849            *

EDJ Limited(15)                            86,250              *                42,500        43,750            *

Lancaster Investment
  Partners(17)                             71,250              *                21,250        50,000            *

Irwin Friedman                             53,125              *                53,125             0            *

Lambda Financial Service
  Corp.                                    53,125              *                53,125             0            *

C. Fred Toney, Jr.(18)                     44,584              *                21,250        23,334            *

Stephen J. Massocca(19)                    39,000              *                12,750        26,250            *

Pacific Growth Equities,
  Inc.(20)                                 35,384              *                21,250        14,134            *

Julie T. Berlacher(21)                     32,750              *                12,750        20,000            *

John C. Coleman, Jr.(22)                   25,999              *                 8,500        17,499            *

George L. Farinsky and
  Barbara J. Farinsky,
  Trustees of the Farinsky
  1992 Trust(23)                           21,250              *                21,250             0            *

Thomas J. Dietz(24)                         2,126              *                 2,126             0            *



-------------------------------------
 *  Less than one percent.





                                         10.

(1) Unless otherwise indicated below, the persons named in the table have or will have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.
(2) Assumes exercise of the Financing Warrants (such exercise is subject to stockholder approval) and the KMC Warrant.
(3) Assumes the sale of all shares offered hereby. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this offering. See "Plan of Distribution."
(4) Applicable percentage of ownership is based on 13,392,846 shares of Common Stock (on an as-converted basis) outstanding on April 16, 1997, adjusted as required by rules promulgated by the Commission.
(5) Includes 16,492 shares of Common Stock held of record by DLJ Capital Corporation ("DLJ"); 310,440 shares of Series A Convertible Preferred Stock held by DLJ; 198,116 shares of Common Stock held of record by Sprout Capital VII, L.P. ("SCVII"); 3,729,240 shares of Series A Convertible Preferred Stock held of record by SCVII; 104,142 shares of Common Stock held of record by Sprout Capital VI, L.P. ("SCVI"); 1,960,320 shares of Series A Convertible Preferred Stock held of record by SCVI, 235,067 shares of Common Stock held by record by ML Venture Partners II, L.P. ("ML Venture"); 2,000,000 shares of Series A Convertible Preferred Stock held of record by ML Venture, all of which Robert Curry, Ph.D., a director of the Company and a general partner of the Sprout Group (the submanager of ML Venture), disclaims beneficial ownership of, except to the extent of any partnership interest therein; and 5,416 shares subject to stock options held by Dr. Curry, exercisable within 60 days of the date of this table, all of such options shall be assigned to ML Venture upon exercise.
(6) Includes 135,834 shares of Common Stock held by record by Special Situations Cayman Fund, L.P. ("SSCF"); 51,042 shares of Common Stock issuable upon the exercise of warrants held of record by SSCF; 63,750 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by SSCF; 403,750 shares of Common Stock held of record by Special Situations Fund III, L.P. ("SSFIII"); 153,125 shares of Common Stock issuable upon the exercise of warrants held of record by SSFIII; 255,000 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by SSFIII; 212,500 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by SSPEF.
(7) Includes 212,500 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by H&Q Biocircuits Investors, L.P.
(8) Includes 439,631 shares of Common Stock held of record by Sanderling Venture Partners III, L.P. ("SVPIII"); 74,464 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by SVPIII; 227,733 shares of Common Stock held of record by Sanderling III Limited Partnership ("SIIILP"); 38,573 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by SIIILP; 75,766 shares of Common Stock held of record by Sanderling III Biomedical, L.P. ("SIIIB"); 12,833 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by SIIIB; 25,778 shares of Common Stock held of record by Sanderling Ventures Management ("SVM"); 1,630 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by SVM.
(9) Includes 70,975 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by Cove Investments Limited Partnership.
(10) Includes 300,000 shares of Common Stock issuable upon the exercise of warrants held of record by KMC Instruments, Inc.
(11) Includes 195,040 shares of Common Stock held of record by E&M RP Trust ("E&M"), 10,625 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by E&M; 58,291 shares of Common Stock held of record by Tahoe Partnership I ("Tahoe"); and 10,625 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by Tahoe.
(12) Includes 99,502 shares of Common Stock and 70,000 shares of Series A Stock held of record by the Kaiser Living Trust under a Trust dated March 7, 1991, 21,250 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by the Kaiser Survival Trust; and 83,892 shares of Common Stock subject to stock Options held by Mr. Kaiser exercisable within 60 days of the date of this table.
(13) Includes 43,750 shares of Common Stock issuable upon the exercise of warrants held of record by Porter Partners, L.P. ("Porter"); and 42,500 shares of Common Stock issuable upon the exercise of Financing Warrants held by record by Porter.
(14) Includes 42,000 shares of Common Stock issuable upon the exercise of warrants held of record by Glenbrook Partners, L.P. ("Glenbrook"); and 27,200 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by Glenbrook.
(15) Includes 21,250 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by the Rogers Family Trust.
(16) Includes 21,875 shares of Common Stock issuable upon the exercise of warrants held of record by EDJ Limited ("EDJ"); and 21,250 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by EDJ.
(17) Includes 35,000 shares of Common Stock issuable upon the exercise of warrants held of record by Lancaster Investment Partners ("Lancaster"); and 10,625 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by Lancaster.
(18) Includes 11,667 shares of Common Stock issuable upon the exercise of warrants held of record by Mr. Toney; and 10,625 shares of Common Stock issuable upon exercise of Financing Warrants held of record by Mr. Toney.
(19) Includes 8,750 shares of Common Stock issuable upon the exercise of warrants held of record by Mr. Massocca; and 6,375 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by Mr. Massocca.
(20) Includes 11,667 shares of Common Stock issuable upon the exercise of warrants held of record by Pacific Growth Equities, Inc. ("PGE"); and 10,625 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by PGE.
(21) Includes 11,667 shares of Common Stock issuable upon the exercise of warrants held of record by Ms. Berlacher; and 6,375 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by Ms. Berlacher.


                                         11.

(22) Includes 5,833 shares of Common Stock issuable upon the exercise of warrants held of record by Mr. Coleman; and 4,250 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by Mr. Coleman.
(23) Includes 312,614 shares of Series A Convertible Preferred Stock held of record by George L. Farinsky and Barbara J. Farinsky, Trustees of the Farinsky 1992 Trust (the "Farinsky Trust"); and 10,625 shares of Common Stock issuable upon the exercise of Financing Warrants held of record by the Farinsky Trust.
(24) Includes 1,063 shares of Common Stock issuable upon the exercise of Financing Warrants held of record of Mr. Dietz.









                                         12.

                                 PLAN OF DISTRIBUTION

     The Shares may be offered by the Selling Securityholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares directly or by or through agents or broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

     The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the Shares by them might be deemed to be underwriting discounts and commissions under the
Securities Act.   In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to such Shares for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-2, 10b-6 and 10b-7, which may limit the timing of purchases and sales of the Shares by the Selling Securityholders.

     The Company entered into agreements with the Selling Securityholders to register their Shares under applicable federal and state securities laws. The Company will pay substantially all of the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $20,877.64. Such agreements provide for cross-indemnification of the Selling Securityholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Shares.






                                         13.

                                    LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                       EXPERTS

     The financial statements of Biocircuits Corporation appearing in Biocircuits Corporation's Annual Report (Form 10-K) for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.









                                         14.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------------

                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
Available Information.........................................................2
Incorporation of Certain Documents by Reference...............................2
Summary Information...........................................................3
The Offering..................................................................4
Risk Factors..................................................................5
The Company...................................................................9
Use of Proceeds...............................................................9
Dividend Policy...............................................................9
Selling Securityholders.......................................................10
Plan of Distribution..........................................................13
Legal Matters.................................................................14
Experts.......................................................................14

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   2,896,226 SHARES






                               BIOCIRCUITS CORPORATION



                                     COMMON STOCK




                                     ------------

                                      PROSPECTUS

                                     ------------





                                   April 29, 1997







--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee. None of these expenses will be paid by the Selling Securityholders.

     SEC Registration Fee . . . . . . . . . . . . $     822.79
     Printing and Engraving Expenses. . . . . . .     2,500.00
     Legal Fees and Expenses. . . . . . . . . . .    10,000.00
     Accounting Fees and Expenses . . . . . . . .     7,500.00


     Total. . . . . . . . . . . . . . . . . . . . $  20,822.79


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by
Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

     The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its listed enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER              DESCRIPTION

3.1                 Amended and Restated Certificate of Incorporation.(1)
3.2                 Amended and Restated Bylaws.(2)
4.1                 Specimen Stock Certificate.(1)
4.2 Common Stock Purchase Agreement, dated April 15, 1997, among the Registrant and the Purchasers named therein.
4.3 Common Stock and Warrant Purchase Agreement, dated April 15, 1997, among the Registrant and the Purchasers named therein.
4.4 Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement.
4.5                 Form of Warrant issued to KMC Systems, Inc.
5.1                 Opinion of Cooley Godward LLP.
23.1                Consent of Ernst & Young LLP, Independent Auditors.
23.2                Consent of Cooley Godward LLP.  Reference is made to 5.1.
24.1                Power of Attorney (included on signature page II-4).



----------------------
(1) Filed as an exhibit to the Registration Statement on Form S-3 (No. 33-93736), as amended, incorporated herein by reference.
(2) Filed as an exhibit to the Registration Statement on Form S-1 (No. 33-46587), as amended, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California, on April 28, 1997.

                                        BIOCIRCUITS CORPORATION


                                        By  /s/ John Kaiser
                                           --------------------------
                                             John Kaiser
                                             President, Chief Executive Officer
                                             and Acting Secretary


                                  POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Kaiser his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

SIGNATURE                               TITLE                          DATE

 /s/ John Kaiser
------------------------------   President, Chief Executive      April 28, 1997
John Kaiser                      Officer and Acting Secretary

 /s/ Donald B. Hawthorne
------------------------------   Vice President and Chief        April 28, 1997
Donald B. Hawthorne              Financial Officer

 /s/ Robert Curry, Ph.D.
------------------------------   Director                        April 28, 1997
Robert Curry, Ph.D.

 /s/ Patrick Latterell
------------------------------   Director                        April 28, 1997
Patrick Latterell

 /s/ David Rubinfien
------------------------------   Director                        April 28, 1997
David Rubinfien

                              INDEX TO EXHIBITS


EXHIBIT NUMBER      EXHIBITS

3.1                 Amended and Restated Certificate of Incorporation.(1)
3.2                 Amended and Restated Bylaws.(2)
4.1                 Specimen Stock Certificate.(1)
4.2 Common Stock Purchase Agreement, dated April 15, 1997, among the Registrant and the Purchasers named therein.
4.3 Common Stock and Warrant Purchase Agreement, dated April 15, 1997, among the Registrant and the Purchasers named therein.
4.4 Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement.
4.5                 Form of Warrant issued to KMC Systems, Inc.
5.1                 Opinion of Cooley Godward LLP.
23.1                Consent of Ernst & Young LLP, Independent Auditors.
23.2                Consent of Cooley Godward LLP.  Reference is made to 5.1.
24.1                Power of Attorney (included on signature page II-4).



----------------------
(1) Filed as an exhibit to the Registration Statement on Form S-3 (No. 33-93736), as amended, incorporated herein by reference.
(2) Filed as an exhibit to the Registration Statement on Form S-1 (No. 33-46587), as amended, and incorporated herein by reference.